Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Dreyfus/Laurel Funds Trust:

We consent to the use of our reports, dated December 29, 2009, pertaining to Dreyfus International Bond Fund and Dreyfus Global Equity Income Fund, each a series of Dreyfus/Laurel Funds Trust (collectively, the “Funds”), incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP

New York, New York

February 25, 2010